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                      February 14, 2024

       Maher Al-Haffir
       Executive Vice President of Finance and Chief Financial Officer CEMEX S.A.B. de C.V.
       Avenida Ricarda Marg  in Zozaya #325
       Colonia Valle del Campestre, Garza Garc  a
       Nuevo Le  n, M  xico 66265

                                                        Re: CEMEX S.A.B. de CV
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 1-14946

       Dear Maher Al-Haffir:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing